EXHIBIT 10.14

SEVERANCE COMPENSATION AGREEMENT

Dates as of August 28, 2007

COMARCO, Inc. Corporation (the “Company”)

and

Alisha Charlton (the “Employee”)

The Company’s Board of Directors (the “Board”) has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

This Agreement sets forth the severance compensation which the Company agrees it will pay to the Employee if the Employee’s employment with the Company terminates under one of the circumstances described herein following a “Change in Control” of the Company (as defined in Section 2).

l. Term. The term (“Term”) of this Agreement shall commence on the date hereof and, subject to earlier termination pursuant to Section 3(b), 3(c) or 3(d) hereof, shall end three (3) years following the date on which notice of non-renewal or termination of this Agreement is given by either the Company or the Employee to the other. Thus, this Agreement shall be renewable automatically on a daily basis so that the outstanding Term is always three (3) years following any effective notice of non-renewal or of termination given by the Company or the Employee.

2. Change in Control. No compensation shall be payable under this Agreement unless and until (a) there has been a Change in Control of the Company while the Employee is still an employee of the Company and (b) the Employee’s employment by the Company terminates in the circumstances specified in Section 3(a). For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company (whether or not the Company is the continuing or surviving entity) other than a consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the consolidation or merger continue to have proportionate ownership of at least 50.1% of capital stock of the surviving corporation eligible to vote in the election of directors immediately after the consolidation or merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than to a corporation in which the holders of the Company’s Common Stock immediately prior to such transaction continue to have proportionate ownership of at least 50.1% of the capital stock of such corporation eligible to vote in the election of directors, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section l3(d) and l4(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 25% of the Company’s outstanding shares of Common Stock, or (iv) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board do not for any constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or who were elected or nominated for election in the manner provided herein.

3. Termination Following Change in Control.

(a) Termination. If a Change in Control of the Company shall have occurred while the Employee is still an employee of the Company, the Employee shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Employee’s employment with the Company within twenty-four (24) months of such Change in Control, whether requested by the Employee or by the Company, unless such termination is as a result of (i) the Employee’s death; (ii) the Employee’s Disability (as defined in Section (3)(b) below); (iii) the Employee’s Retirement (as defined in Section 3(c) below); (iv) the Employee’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below).

(b) Death or Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is absent from his duties with the Company on a full-time basis for six months, the Company may elect to terminate the Employee for “Disability’ by written notice to the Employee and without liability to the Employee pursuant to this Agreement; provided, however, that any such termination shall be effective only at the end of thirty (30) days following the delivery of such notice and only if the Employee fails to return to the full-time performance of duties by the end of such 30-day notice period. In addition, this Agreement shall terminate immediately in the event of the death of the Employee occurring at any time during the Term hereof, and in such event the Company shall have no liability by reason of such termination.

(c) Retirement. The Employee shall be deemed terminated automatically, without liability to Employee pursuant to this Agreement, upon Retirement (as hereinafter defined) of Employee without liability to the Company pursuant to this Agreement. “Retirement” as used in this Agreement shall be deemed to occur upon the Employee’s having reached such age as shall have been fixed in any arrangement mutually established by the Company and the Employee.

(d) Cause. The Company may terminate the Employee, without liability to the Employee pursuant to this Agreement, if the Employee’s employment with the Company is terminated for Cause. For purposes solely of determining whether the Company may terminate the Employee pursuant to this Section 3(d) without liability to the Employee, the Employee shall be deemed to have been terminated for “Cause” only if the Employee (1) has engaged in fraud, misappropriation or embezzlement involving the Company, (2) is convicted of or admits a felony or other offense involving dishonesty or moral turpitude, or (3) willfully refuses to carry out a lawful written instruction of the Board that is consistent with the Employee’s position and duties, which refusal continues for a period of 30 days after the Employee has received a written notice describing in reasonable detail the circumstances deemed by the Board to constitute such refusal. Notwithstanding the foregoing, the Employee shall not be deemed, for purposes of this Agreement, to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than majority of the entire membership of the Company’s Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Employee engaged in the conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in reasonable detail.

(e) Good Reason. The Employee may terminate the Employee’s employment for Good Reason at any time after a Change in Control during the Term. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) The Company has materially changed the Employee’s position, duties, responsibilities, status, or offices as in effect immediately prior to a Change in Control of the Company, or has removed the Employee from or failed to reelect the Employee to any of such positions;

(ii) A reduction by the Company in the Employee’s base salary as in effect on the date hereof or as the same may be increased from time to time during the Term;

(iii) Any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s life insurance, accident, disability and health insurance plans, 40l(k), stock options, and all other similar plans which are from time to time made generally available to senior Employees/officers of the Company) and in which the Employee is participating at the time of a Change in Control of the Company, unless there are substituted therefore plans or arrangements providing the Employee with essentially equivalent benefits (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any such Benefit Plan or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of a Change in Control of the Company;

(iv) Any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Company’s plans enumerated in subparagraph (iii) above and similar incentive compensation benefits) in which the Employee is participating at the time of a Change in Control of the Company, unless there are substituted therefore plans or arrangements providing the Employee with essentially equivalent benefits (hereinafter referred to as “Incentive Plans”), or taking of any action by the Company which would adversely affect the Employee’s participation in any such Incentive Plan or reduce the Employee’s potential benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than 10 percentage points in any fiscal year as compared to the immediately preceding fiscal year;

(v) Any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company’s stock option and purchase plans and any other plan or arrangement to receive the exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Employee is participating at the time of a Change in Control of the Company, unless there are substituted therefore plans or arrangements providing the Employee with essentially equivalent benefits (hereinafter referred to as “Securities Plans”), or the taking of any action by the Company which would adversely affect the Employee’s participation in or materially reduce the Employee’s benefits under any such Securities Plan;

(vi) The Employee’s relocation to a principal office more than 25 miles from the location at which the Employee performed the Employee’s duties prior to a Change in Control of the Company, except for required travel by the Employee on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations during the 12 months immediately preceding a Change of Control of the Company.

(vii) Any failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled at the time of a Change of Control of the Company;

(viii) Any material breach by the Company of any provision of this Agreement;

(ix) Any failure by the Company to obtain the assumption of this Agreement by any successor or assignee of the Company; or

(x) Any purported termination of the Employee’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

(f) Notice of Termination. Any termination of the Employee by the Company for Disability pursuant to Section 3(b) or for Cause pursuant to Section 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(g) Date of Termination. “Date of Termination” shall mean (i) if the Employee is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such 30-day period) or (ii) if the Employee is terminated by the Company for any other reason, the date on which a Notice of Termination is given.

4. Severance Compensation upon Termination of Employment. Subject to Section 4(e) below, if within twenty-four (24) months following a Change in Control, the Company shall terminate the Employee’s employment other than pursuant to Section 3(b), 3(c) or 3(d), or if the Employee terminates his employment for Good Reason pursuant to Section 3(e), then:

(a) Severance Payment.

(i) The Company shall pay to the Employee as severance pay a lump sum (the “Severance Payment”), in cash, in full as soon as practicable but in no event later than the fifth day following the Date of Termination of an amount equal to the Employee’s highest annual base salary in effect during the 12-month period immediately preceding the Date of Termination, multiplied by 1.00.

(ii) In the event that the Company asserts that the Employee has been terminated for “Cause” as provided in Section 3(d), the Employee may within 30 days after a Notice of Termination is given to the Employee by the Company notify the Company in writing disputes the basis for the termination. After such notice has been timely given by the Employee, if either (x) the Employee prevails in his assertion or (y) the Company changes its position and voluntarily pays the Severance Payment to the Employee, then in either case as liquidated damages and not any penalty the Company shall also pay to the Employee together with the Severance Payment an additional amount equal to the Employee’s highest annual base salary in effect during the 12-month period immediately preceding the Date of Termination, pro rated on a daily basis for the period (not to exceed 12 months) from the Date of Termination until the Company actually pays the Severance Payment to the Employee.

(iii) The foregoing payments shall be in addition to any payments or other compensation that would otherwise be payable to the Employee under any other then existing Severance Plan of the Company. All payments hereunder shall be made net of withholdings required by applicable federal, state or local laws.

(b) Stock Options. To the extent permitted by the plans or programs under which the same were granted or awarded, all stock options not currently exercisable held by the Employee will accelerate and become exercisable as of the Date of Termination. However, if any such option constitutes “deferred compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as

amended (the “Code”), and acceleration exercisability of such option would result in the imposition of interest, penalties and additional tax in respect of such option under Section 409A, than such option shall not become exercisable immediately by reason of this Agreement, but instead shall become fully vested as of the Employee’s termination of employment and thereafter become exercisable for all of the shares covered by the option and expire in accordance with the option’s terms without regard to this Agreement.

(c) Restricted Stock. To the extent permitted by the plans or programs under which the same were granted or awarded, all restrictions on any restricted stock, including without limitation any vesting requirements on any unvested stock, held by the Employee as of the Date of Termination shall be removed.

(d) Continuation of Benefits. The Company shall continue for a period of one year from the Date of Termination to provide the following benefits to the Employee on the same terms as provided to the Employee on the Date of Termination:

(i) Participation in the Company’s medical, dental and vision plans;

(ii) Long-term disability insurance;

(iii) Life Insurance.

Notwithstanding the foregoing, any benefits payable under this subsection 4(d) shall terminate at such time as the Employee becomes eligible for similar benefits from any subsequent employer.

(e) Section 280G Limitation. To the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 4(e), would be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Employee’s “base amount” (as defined in the Code).

The determination of any reduction or increase of any payment or benefits under this Section 4 Pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Employee.

(f) Adjustments for Section 409A. Anything in this Agreement to the contrary notwithstanding:

(i) No payment of cash or benefits under this Agreement which constitute “deferred compensation” within the meaning of Section 409A shall be made or delivered except following the Employee’s “separation from service” as defined for purposes of Section 409A.

(ii) If at the time of the Employee’s separation from service within the meaning of Section 409A, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if any payment or benefit that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a)(2)(B)(i), then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (i) six months and one day after the Employee’s date of termination, and (ii) the Employee’s death, and the initial payment of provision of benefit shall included a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 4(f). For purposes of the application of Section 409A, each payment under this Agreement shall constitute a separate payment.

5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights; Release.

(a) No Obligation to Mitigate. The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as set forth in Section 4(d), shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Date of Termination, or otherwise.

(b) No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Employee’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

(c) Release. The Employee’s entitlement to receive the payments and other benefits specified in Section 4 shall be conditioned on his execution and delivery of a General Release in the form attached as Exhibit A to this Agreement within sixty (60) days of the date of his termination of employment.

6. Successors and Assigns.

(a) The Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or assets as aforesaid which assumes the obligations of the Company under this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Employee is employed by any corporation a majority of the voting securities of which is then owned by the Company, such indirect employment of the Employee by the Company shall not excuse the Company from performing its obligations under this Agreement as if the Employee were directly employed by the Company, and the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Employee pursuant to Section 4 hereof, notwithstanding any such indirect employment relationship.

(b) The Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee, or other designee or, if there is no such designee, to the Employee’s estate.

7. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered, one business day after being sent for overnight delivery by a nationally recognized overnight courier or three business days after being mailed by United States registered mail, return-receipt requested, postage-prepaid, addressed as follows:

If to the Company:

Thomas A. Franza Chief Employee Officer Comarco, Inc. 25541 Commercentre Drive Suite 250 Lake Forest, CA 92630

If to the Employee:

Alisha Charlton

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Arbitration, Legal Fees and Expenses. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association; and a judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and or any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The Company shall pay all reasonable legal fees and expenses (including any fees or expenses incurred in any appeals) that the Employee may incur at any time prior to the sixth anniversary of the expiration of the applicable statue to limitations under governing law for contract claims and (i) as a result of the Company’s contesting the validity, enforceability of, or the Employee’s interpretation of, or determinations under, this Agreement, or (ii) in seeking to recover his reasonable legal fees and expenses to which he is entitled as provided herein. The Employee’s reasonable legal fees and expenses shall be paid by the Company whether or not the Employee prevails in any such contest or disputes and shall be promptly paid by the Company as they are incurred upon submission by the Employee of documentation thereof in reasonable detail. Any such claim for reimbursement must be made, if at all, not later than the end of the calendar year following the calendar year in which incurred and shall be reimbursed promptly, but in any event not later than by the last day of such following calendar year. The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount eligible for reimbursement during any other calendar year.

12. Confidentiality. The Employee shall retain in confidence any and all confidential information known to the Employee concerning the Company and its business so long as such information is not otherwise publicly disclosed.

13. Entire Agreement. This Agreement contains all of the terms agreed upon between the Employee and the Company with respect to the subject matter hereof and replaces and supercedes all prior severance agreements between the Employee and the Company. The Employee and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by written agreement of the Employee and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“COMPANY”		“EMPLOYEE”

COMARCO, INC.

By:	/s/ Thomas A. Franza	/s/ Alisha Charlton
Name:	Thomas A. Franza	Alisha Charlton
Title:	President and Chief Executive Officer